EXHIBIT 10.3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 27th day of December 2005 by and among:

(1)   Hardinge Taiwan Limited (the “Purchaser”), a company organized and existing under the laws of the R.O.C., having its registered office at 4 Tse-Chiang San Road, Nan-Kang Industrial Park, Nanto City, Taiwan, R.O.C. (“Purchaser”);

(2)   Mr. Gordon G. R. Yang (), a citizen of the Republic of China and having his domicile at No.22, Sinping Lane, Taiping City, Taichung County 411, Taiwan, R.O.C.;

Ms. Yang Lin, Hsueh-O (), an ROC citizen and having her domicile at 15F., No.356-3, Yongsing St., North District, Taichung City 404, Taiwan, R.O.C., and

Mr. Mon How Wu (), an ROC citizen and having his domicile at 1F., No.206, Sec. 1, Chongde Rd., North District, Taichung City 404, Taiwan, R.O.C. (hereinafter referred to individually as a “Seller”, and collectively, the “Sellers”.)

(Each of the Purchaser and the Sellers is hereinafter referred to individually as a “Party” and collectively, the “Parties”.)

W I T N E S S E T H:

WHEREAS, U-Sung Co. Ltd. (the “Company”), a company limited by shares organized and existing under the laws of the R.O.C., has a paid-in capital of NT$17,000,000 with 170,000 issued and outstanding shares of common stock, at a par value of One Hundred New Taiwan Dollars (NT$100) per share;

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares in the Company with each of their shareholding as indicated in Schedule 1 hereof; and

WHEREAS, the Sellers intend to sell to the Purchaser and the Purchaser intends to purchase from the Sellers all of the Sellers’ shares in the Company (the “Sale Shares”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein contained and intending to be legally bound, the Parties agree as follows:

ARTICLE 1.  PURCHASE AND SALE OF THE SALE SHARES

1.01         Purchase and Sale of the Sale Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Article 2.01 hereof), the Sellers shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, all the Sale Shares, together with all rights attached or accrued thereto including the right to all dividends and distributions declared, paid or made in respect thereof on or after the date hereof.

1.02         Purchase Price.  In consideration of the sale and purchase of the Sale Shares as provided in Article 1.01 hereof, the purchase price for Mr. Kuo Jung Yang’s 76,500 shares shall be NT$59,730,653; for Ms. Hsueh O Lin’s 76,500 shares shall be NT$59,730,653; for Mr. Mong Hao Wu’s 17,000 shares shall be NT$ 13,273,478 and the total purchase price for the entire Sale Shares shall be NT$132,734,785 (collectively the “Purchase Price”).

ARTICLE 2.  THE CLOSING

2.01         The Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing of the transactions contemplated herein (the “Closing”) shall take place at the office of Lee & Li, Attorneys-at-law at 7th Fl., 201 Tun Hua North Road, Taipei, Taiwan, R.O.C on December 29, 2005 or such other date as agreed to by the Parties (the “Closing Date”).

2.02         Deliveries by the Sellers and the Company.  At the Closing, the Sellers shall or the Sellers shall cause the Company to, as applicable, deliver each of the following to the Purchaser in form and substance satisfactory to the Purchaser:

(1)           A receipt issued by the Sellers acknowledging the receipt of payment of the Purchase Price and specifying the number of Sale Shares being transferred to the Purchaser as of the Closing Date;

(2)           Share Certificates representing all the Sale Shares, duly endorsed by each of the Sellers, together with all necessary documents as required by the Purchaser for registration of share transfer for the Sale Shares;

(3)           The shareholders’ roster of the Company having registered therein the Purchaser as the shareholder holding the Sale Shares (the shareholders roster shall be duly affixed with seals of the Company and its Chairman of the Board of Directors);

(4)           All other documents, certificates, instruments, chops and writings required to be delivered by the Sellers pursuant to this Agreement or otherwise required in connection therewith.

2.03         Payment by the Purchaser. The Purchase Price shall be divided into two installments. The Purchaser shall pay an initial payment of NT$39,820,435, equivalent to 30% percent of the Purchase Price (the “Initial Payment”), to the Sellers on the Closing Date to the accounts designated by the Sellers as set forth in Schedule 1 hereof, and the second payment of NT$, 92,914,350 equivalent to 70% percent of the Purchase Price (the “Second Payment”), on or prior to March 31, 2006.  When making the Initial Payment, the Purchaser shall withhold the amount of NT$398,204, which shall represent the 0.3% Securities and Transaction Tax on the entire Purchase Price, The Purchaser shall forthwith pay to the competent tax authorities the withheld amount of the Securities and Transaction Tax payable on the sale of the Sale Shares.

The Parties acknowledge that the Purchase Price is based on the assumption that the net book value of the Company on the Closing Date (the “Closing Book Value”) will be equal to the net book value reflected on the unaudited balance sheet of the Company as of December 25, 2005 (the “December Book Value”).  Accordingly, the Parties agree that if the Closing Book Value turns out to be different from the December Book Value, the Parties shall make an upward or downward adjustment to the Purchase Price by March 31, 2006, on a dollar for dollar basis based on the balance sheet as of December 31, 2005.  The amount of the adjustment hereto shall be deducted from or added to the amount of the Second Payment.

ARTICLE 3.  CONDITIONS PRECEDENT

3.01         Purchaser’s Conditions to Closing.  The obligation of the Purchaser to purchase the Sale Shares is subject to the satisfaction of following conditions precedent on or before the Closing Date, unless waived by the Purchaser in writing:

(1)           All government approvals for the transaction contemplated herein have been obtained, including without limitation to the approvals of the R.O.C. Investment Commission (the “FIA Approval”) for the Purchaser’s purchase of the Sale Shares.

(2)           The Sellers’ representations and warranties set out in Schedule 2 shall remain true and correct as of the Closing Date.

(3)           No material adverse change in the financial and business conditions, operations or prospects of the Company shall have occurred and be continuing.

(4)           Each of the directors and supervisors of the Company shall have resigned from his/her office effective immediately upon the Closing Date and the originals of their respective resignation letters are provided to the Purchaser at the Closing.

ARTICLE 4.  COVENANTS, UNDERTAKINGS, AND GUARANTEES

4.01         Continuing Operation. The Sellers hereby covenant and undertake to cause the Company to operate its business in all material respects in the ordinary course of business consistent with past practice following the signing date of this Agreement to the Closing Date.  The Sellers further undertake to assure that the Company will not, from signing of the Agreement to the Closing Date, (i) issue and/or agree to issue any dividends or other distributions or loans to their shareholders; (ii) pay and/or agree to pay any bonuses to employees; (iii) enter into any finance agreement, lease or mortgage agreement for existing and new assets; (iv) redeem or repay any shares or corporate bonds; (v) issue or offer to issue any new shares or corporate bonds in whatsoever class or type; (vi)increase salaries other than in the normal course of business at the normal review dates; (vii) acquire or dispose any assets, including any intangible assets or equity stocks; (viii) take any corporate action to amend any corporate constitutive documents or by-laws, elect any new directors or supervisors, or remove any corporate officers; (ix) grant any license concerning any of the Intellectual Property Rights of the Company; or (x) conduct any other activities materially deviating from the normal course of the business of the Company.

4.02         Further Assurance.              Each of Sellers and Purchaser shall use its best efforts to consummate in a timely manner the purchase and sale of the Sale Shares. The Parties further agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other third parties may reasonably require, whether on or after Closing, to implement and/or give effect to this Agreement and the sale of the Sale Shares contemplated by it and for the purpose of vesting in the Purchaser the Sale Shares to be transferred to it pursuant to the provisions of this Agreement. The Sellers further undertake to facilitate the Purchaser to take over the operation of the Company after the Closing, including without limitation to assisting in the replacement of directors, supervisors, officers, or company secretaries, the application(s) for amendment to the corporate registration of the Company, delivering or causing to be delivered any and all of the license certificates, permits, corporate documents, bank account passbooks, keys, books and accounts, agreements and contracts, and corporate seals of the Company, any other seals or chops that the Company may be using in its daily operation, the chops or seals of the chairman of the Company, and such other things or documents that are required for the operation of the Company.

4.03         Non Competition. In consideration of the amount of payment received under this Agreement, the Sellers agree not to, for one year from the execution of this Agreement, directly or indirectly, in the R.O.C., conduct any business that is same or related to either (i) the business of the Company or (ii) the business directly or indirectly owned by the Purchaser that is same or related to the business of the Company (“Non-compete Business”), including without limitation, the provision of services or products that are same or similar to Non-compete Business, or concerning the Non-compete Business, the solicitation or diversion of any of the customers or accounts of the Company, or the entity directly or indirectly owned by the Purchaser for any purpose.

4.04         Non Disclosure.   Each of the Sellers shall not divulge, disclose, reproduce or distribute to any person or entity any confidential information pertaining to the Company, or the Purchaser including, without limitation, the Proprietary Information (as defined below) of the Company, or the Purchaser, or any of their respective shareholders, directors, officers, employees or customers.  Each of the Sellers shall abide by his/her obligations under the R.O.C. Trade Secrets Act and other relevant laws. For the purpose of this Agreement, “Proprietary Information” shall mean all materials, vendors and users lists, designs, plans, specifications, intellectual property and intellectual property applications, trade secrets, sales and marketing information, computer applications, methods and policies of doing business, and any other proprietary information and data.

4.05         Termination of Lease Agreements and Release.  The Purchaser executed a Lease Agreement with the Company on March 16, 1999 for the lease of land and factory buildings located at 4 Tse-Chiang San Road, Nan-Kang Industrial Park, Nanto City (the “Premises”).  The Sellers acknowledge that at the Closing Date, as soon as the Purchaser acquires the ownership of the Premises, the Lease Agreement shall be terminated automatically.  The Sellers agree that all rentals as well as any other compensation in connection with the Lease Agreement have been fully paid by the Purchaser and the Sellers have no interest or claims against the Company or the Purchaser in connection with the Lease Agreement.  The Sellers further agree to waive any and all claims and legal rights against the Company, the Purchaser and their directors, employees, and shareholders arising out of the lease of the Premises or any other operations of the Company.

4.06         Repayment of Company Loans.  The Parties acknowledge that the Company has certain borrowings from several individuals amounting to NT$102,015,216 in total (the “Company Debts”).  In order to strengthen the finance of the Company, the Purchaser hereby agrees to repay, or to cause the Company to repay, the full amount of the Company Debts as set forth in details in Schedule 3.  The repayment shall be divided into two installments.  The first installment shall be NT$30,604,565, equivalent to 30% percent of the amount of the Company Debts, and paid upon the Closing, and the second installment shall be NT$71,410,651, equivalent to 70% percent of the Company Debts, and paid on or prior to March 31, 2006.

The obligation of the Purchaser to effect the payments to the creditors is subject to the satisfaction of the following conditions, unless waived by the Purchaser in writing:

(1)   The creditors shall each provide a certificate of repayment to the Purchaser, which shall be notarized if so requested by the Purchaser and shall be in a form satisfactory to the Purchaser, to prove the complete repayment and discharge of the borrowings.

(2)   The creditors shall provide the Purchaser with proof of the borrowings in form and substance satisfactory to the Purchaser.

(3)   The creditors shall provide any documentation and necessary help as requested by the Purchaser in the event that the competent tax authority demands the Purchaser to submit more evidence for the existence of the borrowings and their repayment.

ARTICLE 5.  SURVIVAL OF WARRANTIES; INDEMNIFICATION

5.01         Indemnification by Each Seller.  Each of the Sellers hereby agrees to jointly and severally indemnify, defend and hold harmless the Purchaser (including its officers, employees, directors, shareholders, assigns and successors) from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements against the Company and/or the Purchaser, including reasonable legal fees, of any kind (collectively, “Claims”) relating to or arising out of or in connection with or incidental to any breach by any Seller of any representation or warranty under Schedule 2 of this Agreement or the failure of any Seller to perform any of his/her covenants, undertakings or obligations under this Agreement and compensate any damages or losses that the Purchaser may suffer from the breach of this Agreement by any Seller. The indemnification obligations described herein shall survive the termination, rescission or expiration of this Agreement.  For the purpose of this Article 5.01, any damages or losses to the Company shall be deemed as the losses or damages to the Purchaser.

ARTICLE 6.  CANCELLATION

6.01         Cancellation Prior to Closing.  This Agreement may be canceled at any time prior to the Closing:

(1)           by mutual written consent of the Purchaser and the Sellers;

(2)           by the Purchaser, if the FIA Approval cannot be obtained within a certain period of time for causes not attributable to the Purchaser;

(3)           by the Purchaser, if there has been a material violation or breach by any of the Sellers of any agreement, representation or warranty contained in this Agreement and Schedule 2; or

(4)           by the Purchaser, in the event that by December 31, 2005, the Sellers are not able to complete the transfer of Sale Shares to the Purchaser.

6.02         Procedure and Effect of Cancellation Prior to Closing.  In the event of cancellation of this Agreement pursuant to Article 6.01, written notice thereof shall forthwith be given to the other Party and this Agreement shall be canceled and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties.  If this Agreement is canceled as provided in Article 6.01:

(1)           no Party nor any of its directors, officers or affiliates shall have any liability or further obligation to any other Party or to its directors, officers or affiliates pursuant to this Agreement; provided, that this is not intended to release any Party of any liability it may otherwise have for a breach of any provision of this Agreement before the cancellation, and

(2)           all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency of other person to which made.

ARTICLE 7.  MISCELLANEOUS

7.01         Non-Waiver.  Any failure or delay by any Party in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power of remedy of the Parties hereto shall continue in full force and effect until such right, power or remedy is specifically waived in writing by the relevant Party.

7.02         Transactional Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including without limitation, the fees and expenses of its counsel, accountants and other experts.

7.03         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be (i) personally delivered, (ii) transmitted by telecopier (with confirmation by mail, postage prepaid, registered or certified, return receipt requested, or by airmail in the event of mailing for delivery outside of the country in which mailed), or (iii) transmitted by an overnight courier, to the other Party as follows, as elected by the Party giving such notice:

To the Purchaser:
Attention: J. Patrick Ervin
Address:	One Hardinge Drive

Elmira, NY 14902-1507

USA
Fax: 002-1-607-735-0474

To the Sellers:
Attention: Gordon G. R. Yang
Address: No.22, Sinping Lane, Taiping City, Taichung County 411, Taiwan, R.O.C.
Fax: 04-278-9323

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on the date of receipt.  Any Party may change its address for purposes hereof by notice as aforesaid to the other Party.  The Sellers specifically authorize Mr. Gordon G. R. Yang to receive and issue any and all notices in connection with this Agreement and be bound by such notices as if made by themselves.

7.04         Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party, except that the Purchaser may assign its rights under this Agreement to its affiliates by serving a written notice to the Sellers without the prior consent of the Sellers.

7.05         Governing Law.  This Agreement shall be construed, interpreted and governed by the laws of the R.O.C., and the Parties hereby consent to the exclusive jurisdiction of the Taipei District Court for the first instance in any dispute arising hereunder.

7.06         Entire Agreement.  This Agreement, including the Schedules hereto, and the other documents and certificates delivered pursuant to the terms hereof, constitute the entire agreement of the Parties in respect of the transactions contemplated herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the Parties with respect to the transaction contemplated herein.

7.07         Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions hereof, which shall nevertheless remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.08         Language.  This Agreement shall be executed in the English language.  Any version hereof in any other language shall be for reference only.  In the event of any conflicts or discrepancies between the English and translated versions, the English one shall prevail and govern the meaning of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Hardinge Taiwan Limited

/S/ J.PATRICK ERVIN-
By: J. Patrick Ervin
Title: Chairman

/S/ GORDON G. R. YANG-
Gordon G. R. Yang ()
ID No.:
Address: No.22, Sinping Lane, Taiping City, Taichung County 411, Taiwan, R.O.C.

/S/ YANG LIN, HSUEH-O
Yang Lin, Hsueh-O ()
ID No.:
Address: 3 Fl.-6, 286 Mei-Chuan West Road, Section 4, Taichung City, Taiwan, R.O.C.

/S/ MON HOW WU—
Mon How Wu ()
ID No.:

  Address: 1F., No.206, Sec. 1, Chongde Rd., North District, Taichung City 404, Taiwan,

R.O.C.Schedule 1

Shareholder	Number of Shares	Purchase Price (NT$)
Gordon G. R. Yang ()	76,500	59,730,653
Yang Lin, Hsueh-O ()	76,500	59,730,653
Mon How Wu ()	17,000	13,273,479

SCHEDULE 2: REPRESENTATIONS AND WARRANTIES

This Schedule is incorporated by reference into the Share Purchase Agreement and constitutes the Sellers legal, valid and binding obligations.

1.             Each Seller.  Each of the Sellers hereby represents and warrants to the Purchaser that:

(1)           He/she owns the portion of the Sale Shares registered under his/her name free and clear of any trusts, liens, pledges, security agreements, options, restrictions, encumbrances or charges of whatever nature, and has full legal right, power and authority, without the prior or subsequent approval of any person, government body or court, to sell, transfer, assign and deliver the Sale Shares as provided in this Agreement, and such delivery will convey to the Purchaser lawful, valid, marketable and indefeasible title to the Sale Shares, free and clear of any trusts, liens, pledges, security agreement, options, restrictions, encumbrances or charges of whatsoever nature.

(2)           There is no legal action, suit, proceeding, litigation, claim, administrative proceeding or governmental action currently pending or threatened that does or might affect: (i) such Seller’s interest in the Sale Shares, or (ii) such Seller’s ability to convey to the Purchaser good, marketable and unencumbered title to the Sale Shares, or (iii) such Seller’s authority to enter into and perform this Agreement.

(3)           The Company is a company duly organized under the laws of the R.O.C. and properly operates its business in accordance with all applicable laws and regulations.  As of the date hereof, the Company has not issued any preferred stock or entered into any agreement or made any similar arrangements with any third parties granting such third party a privilege to subscribe new shares to be issued by the Company in the future.

(4)     (a)  The Sellers have delivered to the Buyer accurate and complete copies of:

(i)                the Company’s Articles of Association and Bylaws, including all amendments thereto, as presently in effect;

(ii)               the shareholders roster of the Company; and

(iii)              the minutes and other records of the meetings and other proceedings (including any actions taken by written consents or otherwise without a meeting) of the shareholders of the Company and the board of the Company since 1999; and

(iv)              the amended corporate registration card and business license

(b) There does not exist any violation of any of the provisions of the Company’s Articles of Association or of any resolution adopted by the Company’s shareholders.

(5)           The Sellers have provided the Buyer with (i) unaudited consolidated balance sheet of the Company as of December 31, 2004, and corresponding consolidated statements of income and cash flow statements; and (ii) the unaudited balance sheet of the Company as of December 25, 2005, and corresponding statements of income.  Such balance sheets and the notes thereto are true, complete and accurate and fairly represent the assets and liabilities of the Company as at the respective dates thereof, and fairly represent the results of operations for the periods therein referred to, all in accordance with the applicable generally accepted accounting principles consistently applied throughout the periods involved. The Company has full and exclusive title to all assets and properties reflected in the balance sheets.

(6)           The Company has performed and duly and timely taken all action necessary to enable it to perform when due all obligations under all agreements and contracts and does not owe any duty or liabilities to any counterparties of the agreements or the contracts.

(7)           The Company has never been subject to any insolvency, liquidation, bankruptcy or similar proceedings.

(8)           The Company has timely and duly filed its tax returns, and has fully paid up its tax obligations that are due and made reserve fully to cover all tax assessed, including without limitation, the Income Tax through the year of 2005.  In addition, the Company has also paid, withheld, or reserved all labor insurances and national health insurance premium, pension fund reserve, and withholding tax for its employees.

(9)           Annex 1 set forth a true and complete list of all Intellectual Property Rights (as defined below) that are owned by and registered in the name of the Company.  For the purpose of this Agreement, “Intellectual Property Rights” shall mean all inventions, patents, copyrights, trade secrets, trademarks, service marks, trade names, internet domain names and other intellectual property rights, whether registered or pending registration.  To the best of the Sellers’ knowledge, no employee or any other third party has any claim to joint ownership of any Intellectual Property Rights of the Company.  None of the Intellectual Property Rights is subject to any licensing arrangement of whatever nature with any person or entity, or to any lien, pledge, or any other encumbrance of whatever kind.  To the best of the Sellers’ knowledge, the products and the Intellectual Property Rights of the Company are not being infringed upon by any third party to such extent that it affects the business of the Company.

(10)         Annex 2 set forth a true and complete asset lists of the Company that the Company has furnished to the Purchaser which represent all of the assets owned by the Company and these assets are free and clear of any trusts, liens, pledges, security agreements, restrictions, encumbrances or charges of whatever nature.

(11)         The Company has at all times complied with all applicable environmental laws and regulations and no assets or properties owned by the Company, regardless of whether actually used by the Company, are in a state that would give rise to liability, including without limitation, for water, soil, waste, and noise pollution, under applicable environmental laws and regulations in force on or before the Closing Date.

(12)         The Company is in compliance with all material respects with its obligations under all applicable laws, executive orders and other governmental regulations governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity, and working conditions.

ANNEX 1: LIST OF INTELLECTUAL PROPERTY RIGHTS

Trademarks	Nation/ Type	Certificate Number	The term of Validity
ADVART	Taiwan/ Trademark- Type 7	900554	2000/8/16-2010/8/15
Shen-Long ()	Taiwan/ Trademark- Type 7	922155	2001/1/1-2010/12/31

ANNEX 2: LIST OF ASSETS

Title	Quantity	Obtaining Time	Original Obtaining Price (NT$)	Residual Value (NT$)	Original Obtaining Price - Residual Value (NT$)	Original Statement	New Statement	Additional Depreciation amount in this period (NT$)	Accumulated Depreciation (NT$)	Undiscounted Balance (NT$)
Land
Land	6000 Ping	87.07.15.	6,225,003	6,225,003	—					6,225,003
Total			6,225,003	6,225,003						6,225,003
Construction
Building	1	69.06.01.	7,866,302	174,806	7,691,496	44	44	174,807	4,419,094	3,447,208
Plant	1	88.07.01.	72,772,074	2,021,446	70,750,628	35	35	2,021,447	13,139,405	59,632,669
Office Building	1	89.10.01	71,400,739	1,983,353	69,417,386	35	35	1,983,354	10,413,097	60,987,642
Total			152,039,115	4,179,605	147,859,510			4,179,606	27,971,594	124,067,521
Communication and Transportation Equipment
Miscellaneous Equipment
(Polestar Elevator)	1	88.09.09.	428,571	47,619	380,952	8	8	47,619	301,587	126,984
Total			428,571	47,619	380,952			47,618	301,586	126,985
Production Equipment (Machine)
(Automatic Capsule Manufacturing Machine)	1	74.07.24.	15,000,000	483,870	14,516,130	30	30	483,871	9,519,969	5,480,031
(Automatic Capsule Manufacturing Machine)	1	75.03.25.	10,000,000	322,580	9,677,420	30	30	322,581	6,030,123	3,969,877
			25,000,000	806,450	24,193,550			806,452	15,550,092	9,449,908

			188,971,600	11,557,768	177,413,832			5,033,676	43,823,272	139,869,417

SCHEDULE 3: Creditors of the Company

Creditor	Amount of Borrowing (NT$)
Gordon G. R. Yang ()	52,267,210
Shu Huei Wu ()	21,387,184
Paul Ling ()	6,935,322
Hsueh O Lin ()	21,425,500